Exhibit 99.1

eBay Completes Transfer of its Businesses in Korea to Emart

The company has completed the transfer of 80.01% of eBay Korea to Emart for approximately $3.0 billion USD

SAN JOSE, Calif., NOVEMBER 14, 2021 – eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today announced it has completed the transfer of 80.01% stake in its Korean businesses for approximately $3.0 billion USD of gross cash proceeds.

“We are pleased to finalize the deal between eBay Korea and Emart, bringing together two strong ecommerce and retail companies that can unlock tremendous potential in Korea,” said Jamie Iannone, Chief Executive Officer, eBay. “By joining Emart, the eBay Korea business has an enormous opportunity ahead. We believe this deal allows eBay to further focus on growing our core marketplace and will offer additional value for our customers, employees and shareholders.”

The Company will retain a 19.99% interest in the Korean businesses, including G-Market, IAC and G-9.

The Company remains committed to buying back up to $7 billion worth of shares for this fiscal year. Please reference the 8-K that eBay plans to file Monday, November 15 (US time) for further information.

About eBay:

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects millions of buyers and sellers in more than 190 markets around the world. We exist to enable economic opportunity for individuals, entrepreneurs, businesses and organizations of all sizes. Founded in 1995 in San Jose, California, eBay is one of the world's largest and most vibrant marketplaces for discovering great value and unique selection. In 2020, eBay enabled over $85 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Forward-Looking Statements

Certain statements herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Such forward-looking statements are often identified by words such as "anticipate," "approximate," "believe," "commit," "continue," "could," "estimate," "expect," "hope," "intend," "may," "outlook," "plan," "project," "potential," "should," "would," "will" and other similar words or expressions. Such forward-looking statements reflect eBay's current expectations or beliefs concerning future events and actual events may differ materially from historical results or current expectations. The reader is cautioned not to place undue reliance on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of uncertainties, risks, assumptions and other factors, many of which are outside the control of eBay. The forward-looking statements in this document address a variety of subjects including, for example, the potential benefits of the transaction. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the possibility that eBay may not fully realize the projected benefits of the transaction; business disruption following the transaction; diversion of management time on transaction-related issues; and the reaction of customers and other persons to the transaction. In addition, actual results are subject to other risks and uncertainties that relate more broadly to eBay's overall business, including those more fully described in eBay's filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the fiscal year ended December 31, 2020 and subsequent quarterly reports on Form 10-Q. The forward-looking statements in this document speak only as of this date. We undertake no obligation to revise or update publicly any forward-looking statement, except as required by law.

For eBay:

Investor Relations Contact:

Joe Billante

ir@ebay.com

Media Relations Contact:

Trina Somera

press@ebay.com